UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 5, 2014

Gladstone Land Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-35795	54-1892552
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive , Suite 100, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	7032875893

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 5, 2014, Gladstone Land Limited Partnership (the "Operating Partnership"), a wholly-owned subsidiary of Gladstone Land Corporation ("Gladstone Land"), through Gladstone Lending Company, LLC (the "Borrower"), a wholly-owned subsidiary of the Operating Partnership (the Borrower, together with the Operating Partnership and Gladstone Land, collectively, the "Company"), entered into a bond purchase agreement (the "Bond Purchase Agreement") with Federal Agricultural Mortgage Corporation ("Farmer Mac") and Farmer Mac Mortgage Securities Corporation (the "Bond Purchaser"), for a secured note purchase facility that provides for bond issuances up to an aggregate principal amount of $75.0 million (the "Farmer Mac Facility").

Pursuant to the Bond Purchase Agreement, the Borrower may, from time to time, issue one or more bonds to the Bond Purchaser that will be secured by a security interest in one or more loans originated by Borrower (pursuant to the Pledge and Security Agreement described below), which, in turn, will be secured by first liens on agricultural real estate owned by subsidiaries of Gladstone Land. The bonds issued will have a maximum aggregate, effective loan-to-value ratio of 60% of the underlying agricultural real estate, after giving effect to the overcollateralization obligations described below.

On December 11, 2014, the Company completed an initial issuance under the Farmer Mac Facility, for which it received proceeds of approximately $3.7 million (the "Initial Issuance"). The Initial Issuance, which is non-amortizing and has a term of five years, will bear interest at a fixed rate of 3.25% per annum throughout its term. The interest rate for subsequent bond issuances will be based on prevailing market rates at the time of such issuance. Prepayment of each bond issuance will not be permitted unless otherwise agreed upon by all parties to the Bond Purchase Agreement. If the Borrower has not issued bonds to the Bond Purchaser such that the aggregate bond issuances total $75.0 million by December 11, 2016, Farmer Mac has the option to be relieved of its obligation to purchase additional bonds under this facility.

Proceeds from the Initial Issuance will be used to repay amounts owed under the Company’s line of credit with Metropolitan Life Insurance Company and for other general corporate purposes.

The Borrower’s ability to borrow under the Farmer Mac Facility is subject to the Company’s ongoing compliance with a number of customary affirmative and negative covenants, as well as financial covenants, including:

o a maximum leverage ratio of not more than 65%;
o a minimum fixed charge coverage ratio of 1.4; and
o a minimum tangible net worth in excess of $50,000,000 (plus a certain percentage of future equity offerings).

In connection with the Bond Purchase Agreement, on December 5, 2014, the Borrower also entered into a pledge and security agreement (the "Pledge and Security Agreement") in favor of the Bond Purchaser and Farmer Mac, which provides for the Borrower to pledge, as collateral for bonds issued pursuant to the Farmer Mac Facility, all of its respective right, title, and interest in mortgage loans made by Borrower, which, among other things, must have at all times a value of not less than 110% of the aggregate principal amount of the outstanding bonds held by the Bond Purchaser.

The Bond Purchase Agreement and the Pledge Agreement include customary events of default, the occurrence of any of which, after any applicable cure period, would permit the Bond Purchaser and Farmer Mac to, among other things, accelerate payment of all amounts outstanding under the Farmer Mac Facility and to exercise its remedies with respect to the pledged collateral, including foreclosure and sale of the agricultural real estate underlying the pledged mortgage loans.

The foregoing summaries of the Bond Purchase Agreement and the Pledge and Security Agreement are qualified in their entirety by reference to the Bond Purchase Agreement and the Pledge and Security Agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description
10.1 Bond Purchase Agreement, dated as of December 5, 2014, by and among Gladstone Lending Company, LLC, as Issuer, Farmer Mac Mortgage Securities Corporation, as Bond Purchaser, and Federal Agricultural Mortgage Corporation, as Guarantor.
10.2 Pledge and Security Agreement, dated as of December 5, 2014, by and among Gladstone Lending Company, LLC, as Grantor, Farmer Mac Mortgage Securities Corporation, as Purchaser, and Federal Agricultural Mortgage Corporation, as Collateral Agent and Bond Guarantor.
99.1 Press Release issued by Gladstone Land Corporation on December 15, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

December 16, 2014	By:	/s/ Lewis Parrish

Name: Lewis Parrish
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Bond Purchase Agreement, dated as of December 5, 2014, by and among Gladstone Lending Company, LLC, as Issuer, Farmer Mac Mortgage Securities Corporation, as Bond Purchaser, and Federal Agricultural Mortgage Corporation, as Guarantor.
10.2	Pledge and Security Agreement, dated as of December 5, 2014, by and among Gladstone Lending Company, LLC, as Grantor, Farmer Mac Mortgage Securities Corporation, as Purchaser, and Federal Agricultural Mortgage Corporation, as Collateral Agent and Bond Guarantor.
99.1	Press Release issued by Gladstone Land Corporation on December 15, 2014